UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2025

EXPAND ENERGY CORPORATION

(Exact name of registrant as specified in its Charter)

Oklahoma	001-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 North Western Avenue	Oklahoma City	OK	73118
(Address of principal executive offices)			(Zip Code)

(405) 848-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	EXE	The Nasdaq Stock Market LLC
Class A Warrants to purchase Common Stock	EXEEW	The Nasdaq Stock Market LLC
Class B Warrants to purchase Common Stock	EXEEZ	The Nasdaq Stock Market LLC
Class C Warrants to purchase Common Stock	EXEEL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2025 (the “Effective Date”), Expand Energy Corporation (“Expand” or the “Company”) entered into an amended and restated credit agreement (the “Credit Agreement”) with the lenders and issuing banks party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), providing for an unsecured revolving credit facility (the “Credit Facility”) with initial aggregate commitments of $3.5 billion and incremental capacity for additional commitments in an amount up to $1.0 billion, subject to the receipt of commitments thereto and certain customary conditions. The Credit Facility matures five years from the Effective Date. The Credit Facility provides for a $1.0 billion sublimit of the aggregate commitments that are available for the issuance of letters of credit and a $100.0 million sublimit of the aggregate commitments that are available for swingline loans.

The Credit Agreement contains restrictive covenants that limit Expand and its subsidiaries’ ability to, among other things but subject to exceptions customary to investment-grade, unsecured revolving credit facilities: (i) incur priority indebtedness, (ii) enter into mergers; (iii) make or declare dividends; (iv) incur liens; (v) sell all or substantially all of their assets; and (v) engage in certain transactions with affiliates. The Credit Agreement also contains customary affirmative covenants, including, among other things, as to compliance with laws (including environmental laws and anti-corruption laws), delivery of quarterly and annual financial statements, conduct of business, maintenance of property and maintenance of insurance. The Credit Agreement requires Expand to maintain compliance with a ratio of Expand’s total indebtedness to the sum of total indebtedness plus stockholders’ equity (the debt to capitalization ratio), not to exceed 65%.

Borrowings under the Credit Agreement may be base rate loans or term SOFR loans, at the Company’s election. Interest is payable quarterly for base rate loans and at the end of the applicable interest period for term SOFR loans. Term SOFR loans bear interest at term SOFR plus an applicable rate ranging from 1.125% to 2.00% per annum, depending on Expand’s index debt rating. Expand may prepay any amounts borrowed prior to the maturity date without any premium or penalty other than customary breakage fees with respect to term SOFR loans. Loans prepaid may be reborrowed prior to the maturity date.

The proceeds of the Credit Facility and the letters of credit shall be used (a) to pay fees and expenses incurred in connection with the Credit Facility transaction and the refinancing of Expand’s existing credit facility and (b) to finance working capital needs, and for other general corporate purposes of Expand and its subsidiaries, including, for the avoidance of doubt, capital expenditures.

The Credit Agreement contains customary events of default and remedies for investment-grade credit facilities of this nature. If the Company does not comply with the financial and other covenants in the Credit Agreement as in effect from time to time, the Lenders may, subject to customary cure periods, require immediate payment of all amounts outstanding under the Credit Agreement and any outstanding unfunded commitments may be terminated.

This summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K (the “Report”) and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Credit Agreement set forth in Item 1.01 of this Report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document Description
10.1*	Amended and Restated Credit Agreement, dated as of September 30, 2025, by and among Expand Energy Corporation, the financial institutions from time to time party thereto as lenders, and JPMorgan Chase Bank, N.A., as the Administrative Agent for the Lenders.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*  Certain of the schedules and exhibits to the agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the U.S. Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPAND ENERGY CORPORATION

By:	/s/ BRITTANY RAIFORD
Brittany Raiford
Vice President, Interim Chief Financial Officer and Treasurer

Date: September 30, 2025